 Exhibit 99.2

Verra Mobility to Present at Credit Suisse 24th Annual Technology Conference

Mesa, AZ, November 30, 2020 – Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, today announced that Patricia Chiodo, CFO, is scheduled to participate in the Credit Suisse 24th Annual Technology Conference and present on Tuesday, December 1, 2020 at 2:50 p.m. Mountain Time (4:50 p.m. Eastern Time).

A live webcast, as well as the replay, of these presentations will be accessible from the Investor Calendar section of Verra Mobility’s website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through connectivity with more than 50 individual tolling authorities and more than 400 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

Investor Contact

Marc P. Griffin

ICR, Inc., for Verra Mobility

646-277-1290

IR@verramobility.com